NEWS RELEASE 2901 Butterfield Road Oak Brook, Illinois 60523 www.inland-western.com

FOR IMMEDIATE RELEASE

Contact:  Georganne Palffy, The Inland Real Estate Group of Companies, Inc (Analysts)

  (630) 218-8000 Ext 2358 or palffy@inlandgroup.com

  Darryl Cater, The Inland Real Estate Group of Companies, Inc. (Media)

  (630) 218-8000 Ext. 4896 or cater@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES JOINT VENTURE WITH HAMPTON PARTNERS LLC TO ACQUIRE

AND REDEVELOP 17 ALBERTSON PROPERTIES IN COLORADO

Oak Brook, Ill.  Sept. 20, 2007 – Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced the formation of a joint venture partnership with Hampton Partners LLC, and the joint venture’s acquisition of 17 former Albertsons properties encompassing approximately 780,000 square feet in the Denver-Boulder MSA.  The stores, vacated by Albertsons in 2006, include 11 sites in the Denver Metro area, three sites in Colorado Springs and additional sites in Loveland, Greeley, and Security, Colorado.

The joint venture anticipates a total investment of approximately $60 to $65 million to acquire and renovate the 17 retail properties over the next 24 months.  The redevelopment strategy includes the division of many of the larger properties into multi-tenant and smaller single-tenant parcels, incorporating the local expertise of Hampton Partners, a developer/owner of multiple retail projects in the Denver area.

“This transaction with Hampton Partners is representative of our strategy to enhance shareholder value through aligning with local developers to acquire, and opportunistically develop and redevelop, properties in areas with solid demographics and barriers to entry,” stated Michael J. O’Hanlon, senior vice president asset management of Inland Real Estate Investment Corporation, the sponsor of Inland Western.

Inland Western Retail Real Estate Trust, Inc. is a real estate investment trust focused on the acquisition, development and management of retail properties, including lifestyle, power, neighborhood and community centers, in addition to single-user net lease properties in locations demonstrating solid demographics.  As of June 30, 2007, the portfolio consisted of 304 properties totaling approximately 45.7 million square feet, located in 38 states and one Canadian province.  Inland Western is one of four REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc., which collectively owns and manages over $15.8 billion in assets.  For further information, please see the company website at www.inland-western.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and each Quarterly Report on Form 10-Q filed thereafter.  Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.